Exhibit 99.2

April 2, 2019

Genius Brands International, Inc. Issues Shareholder Letter

BEVERLY HILLS, Calif., April 02, 2019 (GLOBE NEWSWIRE) -- Genius Brands International, Inc. “Genius Brands” (NASDAQ: GNUS), the global brand management company that creates and licenses multimedia entertainment content for children, released a letter to shareholders from Chairman & CEO Andy Heyward. The complete letter follows:

Dear Shareholders,

Below is a transcript of my investor conference call held this morning at 10 am EST, 4/2/19.

Yesterday, Genius Brands released its annual 10K. I am excited to talk about it today as well as share additional exciting and transformational news regarding our flagship brand Rainbow Rangers.

Before jumping to Rainbow Rangers, however, let me first share some of the important events occurring with the company this year, per our 10K.

Our mission at Genius Brands is a simple one. It is to create long term value and assets for our shareholders, through the creation and buildout of a catalog of animated children's programs. Animated characters and programs are time tested assets, that historically have proven to be extraordinarily valuable, and impervious to market forces. Getting there has often been a bumpy road of ups and downs along the way, but those who have persevered, have inevitably created great wealth for themselves and their investors.

Children’s cartoons stand the test of time, and over and over again, those animation catalogs end up sold for a lot of money. The animation catalog being built at Genius Brands is no different, and we see a rich outcome for those with patience.

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As many people know, the first cartoons I worked on were the Flintstones, the Jetsons, and Scooby Doo. They are all still around today, they are all still selling toys and cereals and backpacks and vitamins, and they are all many times more valuable today than when they were first created. Even a better example I like to point to is Tom and Jerry, which was first created for movie theaters in 1939, and yet today remains more popular than ever. Cartoons travel. Not only are they impervious to market forces like the price of oil, gold, political parties, trade wars, interest hikes, government shutdowns, Brexit, and the like...they also live independent of whatever distribution system, and new technology arrives. They are as valuable today on televisions, on game platforms, laptops, or mobile devices, as they were when they first came out in the theaters. Genius Brands now has a catalog which continues to grow, and all of the constituent parts taken as a whole, provide an important entry vehicle for the many media companies seeking to have a children's content component to round out their studio catalog. We have shows for toddlers, shows for pre-schoolers, and shows for 6-1-year olds. We have comedy-based shows and shows that are action-based. We have shows that are for boys, shows that are for girls, and shows that are gender neutral. Perhaps most importantly, as a differentiator, across the spectrum of our catalog, everything has an underlying text of being positive value enriched programs. Kids learn from them. They are parent-friendly, advertiser-friendly, non-violent, and socially positive. We have shows like Warren Buffett’s Secret Millionaires Club, where kids learn timeless lessons in business amidst fun adventures. We have shows like Baby Genius, where toddlers gain social development and early learning skills and shows like Thomas Edison’s Secret Lab where kids learn science.

With the increasing appetite for content across more and more distribution systems, not just in the U.S., but in Europe and Asia, timeless children’s content, is increasingly in demand, and there is no doubt in my mind that a rich outcome is ahead for Genius Brands and its shareholders.

Pursuant to that background, I am happy to report growth in the key measures of our mission to create value and assets for our shareholders.

Our business is not only to create timeless international animated character brands, which over time become very valuable, but it is to nourish a second income stream not only for their ability to be licensed across global entertainment platforms again and again but for their ability to spawn consumer products. Manufacturers of virtually every imaginable products from toys to publishing pay for the right to put those characters on their products as an inducement for parents to buy the properties.

Now in the 5th year of our company, we have built our catalog to contain over 472 episodes of animated content, a growth from last year of 420, an increase of 12%.

I am proud to report that between our two flagship brands, Llama Llama, now in its second season on Netflix, and Rainbow Rangers, still in its first season on Nick Jr., we have approximately FOUR HUNDRED AND FIFTY different product SKUs coming into the market, beginning this 3rd quarter 2019.

These products include every imaginable category of children’s consumables. Some of the product that is coming to market specifically beginning in this 3rd quarter, includes Llama Llama activity sets and coloring books that will be available at four major national retailers. We have Rainbow Rangers' storybooks, notebooks and folders coming to market for back-to-school. We have three unique licensees selling Halloween costumes for Rainbow Rangers or Llama Llama, in a major US big-box chain, in the largest seasonal specialty store, and online. Home Depot has just ordered a feature Llama Llama animatronic plush based on strong sell-through from an early test this last holiday season.

The mix and volume of these SKUs are fantastic, as is the fact that they will be sold across retail, online, and direct to consumer. This is a testament to not just the creative talent at Genius Brands, but also the market’s confidence in our two hallmark brands.

I encourage everyone to read my upcoming shareholder letter, which will be sent out after the conference call, where we will place a link to a number of the sample products coming to the marketplace. If you’re not already signed up to receive these newsletters, please do so at “ir.gnusbrands.com” and click “sign up today” for email alerts.

Broadcast revenues are recognized when the shows are delivered and available for broadcast.

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So, whereas Llama Llama season 1 was delivered for broadcast in 2017 and $4.5 million revenue was recognized for that, Rainbow Rangers delivery was not completed until February 2019; thus revenues will not be recognized until 2019. Those revenues for Rainbow Rangers 52 (11-minute) episodes as well as revenues for Llama Llama Season 2 on Netflix will be recognized in 2019.

In addition, we will also be recognizing substantial revenues for consumer products on BOTH Llama Llama and Rainbow Rangers in 2019, for the above mentioned with contracted guarantees between the two brands at over $6,202,000, across over 430 product SKUs for these two brands.

Separately, Home Entertainment revenues which are recognized at a different time of year than program deliveries for television, went from $56,193 in 2017 to $200,850 in 2018, and I believe that too is at an inflection point of growth as we will witness the launch of both Rainbow Rangers and Llama Llama into the marketplace in 2019.

I also want to speak to the buildout of the Genius Brands Network. The Genius Brands Network is a distribution system of kid’s content that is carried now in over 80 million U.S. TV households available to be seen in over 80% of the country. It is fully distributed across Comcast the largest cable operator in the country, as well as COX Cable, Roku Tv, Apple TV, Amazon Fire, and Amazon Prime, and a number of kids OTT apps.

It has been a slow build, but a steady one, and revenues continue to grow. Revenues went from $22,566 in 2017 to $217,999 in 2018, a growth of 866%. We believe this network has extraordinary potential, as there are only a finite number of systems able to reach this number of U.S. TV households and kids. Personally, I believe we are at an inflection point of dramatic growth. The value of the network to us is that we are able to program and promote our shows, ensuring maximum visibility to push our brands forward into the marketplace.

Now, let’s talk about Rainbow Rangers.

Rainbow Rangers debuted on Nick Jr. this last November 5th. By all measure, the show has been performing exemplarily. This has been told to us repeatedly, not only by Nickelodeon executives themselves but by the #1 media buying service, Beacon Media, which monitors Nielsen performance daily. It has also been recognized as such anecdotally by the press and by independent data points across the kid’s broadcasting and licensing industry.

To that end, we have been seeking to get an early renewal for Season 2 from Nickelodeon, and have been amidst dialogue with them on that subject. Season to Date, with very rare exception, we have retained and increased our audience over the various lead-in shows that play before us (Dora the Explorer, Sunny Day, Shimmer and Shine, and Nelly the Princess Knight). Rainbow Rangers has performed and continues to perform, and is currently being run Monday through Friday afternoons, and Sunday mornings at 11:30 am. In fact, we were told a month ago to expect a renewal this month, and as late as last week, they hope to have news for us shortly.

Nickelodeon has not yet announced any of their lineups for the new year. There has been a management change with a new President of the network and a new Head of Programming. We have yet to receive news; however, based on performance metrics for the show, we anticipate a second season pickup. They have extensive protocols, and we must be respectful and wait until we are given official word and will share that news as soon as we receive it.

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In 2019, we have every anticipation that Genius Brands, is at an inflection point of growth. The component parts of our company are its:

•	Animation catalog
•	the Genius Brands Network

They both are growing dramatically, and in 2018, they grew year over year, 12% and 866% respectively

We have a robust development pipeline, and within the next 60 days, will announce two major new program brands to complement the existing catalog and the two anchor properties, Rainbow Rangers and Llama Llama.

We manage our overhead carefully and prudently, however when we see opportunity, we don’t hesitate to spend and invest in our business, knowing the payoff will ultimately justify the investment. To that end, we recently hired Natalie Setton a widely recognized leader in international children’s content sales. Natalie is based in London, which is a hub for the international marketplace, and now that our programs are becoming available for international distribution, we believe it is essential to have a presence there from which to grow the international business. Further to the above, we have also hired Jonathon Ollwerther to lead Business Development and we are already starting to see the fruits of that hire.

The company continues to grow and will be launching an aggressive campaign in the coming weeks to fuel more catalog and more animated brands.

The marketplace is robust and now is the time to invest in that growth. I am confident the payoff will be well worth it. Now, I am happy to take any questions.

Contact:

Investor Relations

Michael J. Porter, President

Porter, LeVay & Rose

(212) 564-7000

mike@plrinvest.com

A photo accompanying this announcement is available at

https://www.globenewswire.com/NewsRoom/AttachmentNg/57813724-5f09-4f9e-b8d6-97cd69c3b544

Source: Genius Brands International, Inc.

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